Exhibit 99.1


                 Larry Deans Joins Beverly Enterprises
             as Senior Vice President of Human Resources

   FORT SMITH, Ark.--(BUSINESS WIRE)--Dec. 18, 2003--Beverly Enterprises (NYSE:BEV) announced that Larry Deans has joined the company as senior vice president of human resources.
   Before coming to Beverly, Deans was chief human resources officer at Jones Lang LaSalle, a leading global provider of real estate and investment management services in Chicago. Previously, he held senior human resources positions at Alliant Foodservice, Knoll Pharmaceuticals, Pharmacia Diagnostics and Baxter Healthcare. Deans is recognized for his talent in developing people, having introduced and implemented innovative programs designed to identify and cultivate future company leaders at his previous employers.
   "Larry's solid credentials and experience in all aspects of human resources management and administration will be a significant benefit to our company," said William R. Floyd, Beverly chairman, president and chief executive officer. "His broad healthcare background and strong service orientation will ensure that Beverly's human resources programs are closely aligned with our business strategy."
   Deans, 52, earned a bachelor's degree in sociology from Northern Illinois University.
   Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 378 skilled nursing facilities, as well as 21 assisted living centers, and 23 hospice and home care centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.

    CONTACT: Beverly Enterprises, Fort Smith
             Blair Jackson, 479-201-5263
             www.beverlynet.com